As filed with the Securities and Exchange Commission on July 2, 2003

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form S-8

REGISTRATION STATEMENT

under

THE SECURITIES ACT OF 1933

VIE FINANCIAL GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	22-6650372
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification number)

1835 MARKET STREET, SUITE 420

PHILADELPHIA, PENNSYLVANIA 19103

(Address of Principal Executive Offices)

(215) 789-3300

(Registrant’s telephone number, including area code)

Vie Financial Group, Inc.

2002 Stock Option Plan

(Full title of the plan)

Dean G. Stamos

Chief Executive Officer

Vie Financial Group, Inc.

1835 Market Street, Suite 420

Philadelphia, Pennsylvania 19103

(215) 789-3300

(Name and address, including zip code, and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Name of Plan	Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee (1)

Vie Financial Group, Inc. 2002 Stock Option Plan (the “2002 Plan”)	Common Stock, $0.001 par value	190,221,115	$0.081	$15,148,704	$1,226

(1)	In accordance with Rule 457(h) and Rule 457(c) the aggregate offering price and the amount of the registration fee are computed on the basis of (a) for 2,759,421 shares not yet subject to options or stock grants, $.06, the average of the high and low prices reported on the OTC Bulletin Board on June 26, 2003, and (b) for granted options for 187,461,694 shares, the actual exercise prices specified in those granted options (which is $0.08). Also registered hereunder are such additional number of shares of Common Stock, presently indeterminable, as may be necessary to satisfy the antidilution provisions of the Plan to which this Registration Statement relates.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Note: The document(s) containing the information required by Item 1 of Form S-8 and the statement of availability of registrant information and any other information required by Item 2 of Form S-8 will be sent or given to participants as specified by Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with Rule 428 and the requirements of Part I of the Form S-8, such documents are not being filed with the SEC either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. Vie Financial Group, Inc. (the “Registrant” or the “Company”) will maintain a file of such documents in accordance with the provisions of Rule 428. Upon request, the Registrant will furnish the SEC or its staff a copy or copies of all of the documents included in such file.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The Company hereby incorporates by reference the documents listed in (a) through (c) below. In addition, all documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (prior to filing of a Post-Effective Amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold) will be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

(a)    The Company’s latest annual report on Form 10-K filed on June 30, 2003 with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act that contains audited financial statements for the Company’s latest fiscal year for which such statements have been filed;

(b)    The description of the Company’s Common Stock that is incorporated by reference in the Registration Statement on Form 8-A12B filed by the Company under the Securities Act on May 21, 1996, and any amendment or report filed for the purpose of updating such description.

Item 4.    Description of Securities

Not applicable.

Item 5.    Interests of Named Experts and Counsel

Not applicable.

Item 6.    Indemnification of Directors and Officers

The Certificate of Incorporation and bylaws of the Company provide that the Company will indemnify, to the fullest extent permitted by applicable law, its directors and officers, whether serving the Company or another corporation at the request of the Company, against all liability and loss suffered and expenses reasonably incurred by such persons. The Delaware General Corporation Law contains certain provisions that establish that a Delaware corporation may indemnify any officer or director made party to any proceeding by reason of service in that capacity unless it is established that the director or officer (i) did not act in good faith and in a manner reasonably believed to be in the best interests of the Company; or (ii) with respect to a criminal proceeding, had reasonable cause to believe his act was unlawful. As permitted by the Delaware General Corporation Law, the bylaws of the Company also provide that the Company will advance expenses prior to the disposition of any proceeding provided the Company receives an undertaking by the director or office to repay the expenses advanced if it is ultimately determined that the director or officer is not entitled to be indemnified.

The Company maintains a policy of directors’ and officers’ liability insurance that insures the Company’s directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.

Item 7.    Exemption from Registration Claimed.

Not applicable.

Item 8.    Exhibits.

The Exhibit Index attached to this Registration Statement is incorporated herein by reference.

Item 9.    Undertakings.

(a)    The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) that, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of any employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Philadelphia, Pennsylvania on the 2nd day of July, 2003.

VIE FINANCIAL GROUP, INC

By:	/s/ Dean G. Stamos
Dean G. Stamos Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below under the heading “Signature” constitutes and appoints Dean G. Stamos and James S. Pak as his or her true and lawful attorney-in-fact each acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, or his or her substitute, acting alone, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Dean G. Stamos Dean G. Stamos	Chief Executive Officer and Director (Principal Executive Officer)	July 2, 2003

/s/ Carmine F. Adimando Carmine F. Adimando	Director	July 2, 2003

/s/ Ronald D. Fisher	Director	July 2, 2003

Signature	Title	Date

/s/ Jonathan F. Foster Jonathan F. Foster	Director	July 2, 2003

/s/ Roy S. Neff Roy S. Neff	Director	July 2, 2003

/s/ William A. Lupien William A. Lupien	Director	July 2, 2003

/s/ Howard J. Schwartz Howard J. Schwartz	Director	July 2, 2003

/s/ Robert J. Warshaw	Director	July 2, 2003

/s/ James S. Pak James S. Pak	Chief Financial Officer (Principal Financial Officer)	July 2, 2003

/s/ Jennifer L Andrews Jennifer L. Andrews	Executive Vice President Finance (Principal Accounting Officer)	July 2, 2003

EXHIBIT INDEX

Exhibit Number	Description

5	Opinion of William W. Uchimoto as to the legality of the securities being registered

10	Vie Financial Group, Inc. 2002 Stock Option Plan (1)

23	Consent of Goldstein Golub Kessler LLP

(1)	Incorporated by reference to the Company’s Proxy Statement on Schedule 14A filed on August 12, 2002.